INTERCORPORATE SERVICES AGREEMENT


     This INTERCORPORATE SERVICES AGREEMENT (the "Agreement"), effective as of January 1, 1998, amends and supersedes that certain Intercorporate Services Agreement effective as of January 1, 1997, by and between Titanium Metals Corporation ("TIMET"), a Delaware corporation, and Tremont Corporation ("Tremont"), a Delaware corporation.


                             W I T N E S S E T H :

     WHEREAS, employees and agents of TIMET and affiliates of TIMET, perform certain management, financial, legal and administrative functions for Tremont; and

     WHEREAS, Tremont does not separately maintain the full internal capability to perform all necessary management, financial, legal and administrative functions which Tremont requires; and

     WHEREAS, the cost of maintaining the additional personnel and associated costs necessary to perform the functions provided for by this Agreement would exceed the fee set forth in Section 3 of this Agreement; and

     WHEREAS, the terms of this Agreement are no less favorable to Tremont than could otherwise be obtained from a third party for comparable services; and

     WHEREAS, Tremont desires to continue receiving the management, financial, legal and administrative services presently provided by TIMET and affiliates of TIMET, and TIMET is willing to continue to provide such services under the terms of this Agreement.

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     NOW, THEREFORE, for and in consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree as follows:

1. TIMET Services to be Provided. TIMET agrees to make available to Tremont, upon request, the following services (the "TIMET Services") to be rendered by the internal staff of TIMET and affiliates of TIMET:

     (a) Consultation and assistance in the development and implementation of Tremont's corporate business strategies, plans and objectives.

     (b) Consultation and assistance in management and conduct of corporate affairs and corporate governance consistent with the Certificate of Incorporation and By-Laws of Tremont.

     (c) Consultation and assistance in maintenance of financial records and controls, including preparation and review of periodic financial statements and reports to be filed with public and regulatory entities and those required to be prepared for financial institutions or pursuant to indentures and credit agreements.

     (d) Consultation and assistance in cash management and in arranging financing necessary to implement the business plans of Tremont.

     (e) Consultation and assistance in tax management and administration including; preparation and filing of tax returns, tax reporting, examinations by government authorities and tax planning.

     (f)  Consultation and assistance in legal matters.

     (g)  Administration of retiree benefit plans.

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     (h)  Consultation and assistance in environmental regulation and remediation.

     (i) Such other services as reasonably may be requested by Tremont and for which TIMET has the necessary staffing and resources.

2. Scope of TIMET Services. The parties hereto contemplate that the TIMET Services rendered in connection with the conduct of Tremont's business will be on a scale compared to that existing on the date of this Agreement, adjusted for internal corporate growth or contraction, but not for major corporate acquisitions or divestitures, and that adjustments may be required to the terms of this Agreement in the event of such major corporate acquisitions, divestitures or special projects. Tremont will continue to bear all other costs required for outside services including, but not limited to, the outside services of attorneys, auditors, trustees, consultants, transfer agents and registrars, and it is expressly understood that TIMET assumes no liability for any expenses or services other than those stated in Section 1. In addition to the fee paid to TIMET by Tremont for the TIMET Services provided pursuant to this Agreement, Tremont will pay to TIMET the amount of out-of-pocket costs incurred by TIMET in rendering such TIMET Services.

3. Fee for Services. Tremont agrees to pay to TIMET a fee of $83,854 quarterly, commencing as of January 1, 1998, pursuant to this Agreement. Tremont will reimburse TIMET for the actual amount of Services provided through an adjustment payment made within three months of the close of each fiscal year in accordance with Exhibit A attached hereto.

4. Term. The term of this Agreement shall be from January 1, 1998 to December 31, 1998.


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5.   Extensions.  This Agreement shall be extended on a quarter-to-quarter basis after the expiration of its original term unless written notification is given by TIMET or Tremont thirty (30) days in advance of the first day of each successive quarter or unless it is superseded by a subsequent written agreement of the parties hereto.

6. Limitation of Liability. In providing TIMET Services hereunder, TIMET shall each have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither TIMET nor any officer, director, employee or agent of TIMET or its respective affiliates shall be liable to the other party hereunder for any error of judgment or mistake of law or for any loss incurred by such party in connection with the matter to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of TIMET.

7. Indemnification. Tremont shall indemnify and hold harmless TIMET, its affiliates and its respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and other expenses of litigation) to which TIMET may become subject out of the TIMET Services provided by TIMET hereunder, provided that such indemnity shall not protect TIMET against any liability to which TIMET would otherwise be subject to by reason of willful misfeasance, bad faith or gross negligence on the part of TIMET.

8. Further Assurances. Each of the parties will make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as the other party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.


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9.   Notices.  All communications hereunder shall be in writing and shall be addressed, if intended for TIMET, to 1999 Broadway, Suite 4300, Denver, Colorado 80202, Attention: General Counsel, or such other address as it shall have furnished to Tremont in writing, and if intended for Tremont, to 1999 Broadway, Suite 4300, Denver, Colorado 80202, Attention: General Counsel, or such other address as it shall have furnished to TIMET in writing.

10. Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto.

11. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of TIMET and Tremont and their respective successors and assigns, except that neither party may assign its rights under this Agreement without the prior written consent of the other party.

12. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.






                              TITANIUM METALS CORPORATION




                                By:
                                       Robert E. Musgraves
                                       Vice President, General Counsel and
                              Secretary



                              TREMONT CORPORATION




                                By:
                                      J. Landis Martin
                                     Chairman of the Board, President and
                                     Chief Executive Officer



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TIMET/TREMONT INTERCORPORATE SERVICES AGREEMENT--1998
TIMET Services
Worksheet



                                   APPROXIMATE %
                                     OF TRE/TMC
                                    TIME DEVOTED    ESTIMATED      ESTIMATED
                                         TO           ANNUAL        TREMONT
                    INDIVIDUAL(S)     TREMONT       EMPLOYMENT      PORTION
                                      MATTERS        COST (1)

General business    Lanny Martin        10%           $1,305,000       $130,500
management/

strategic planning  Pat Clark           10%              $36,956         $3,696


Finance/accounting  Tom Montgomery      10%             $298,800        $29,880

                    Bill Kirschner      75%              $91,335        $67,751

                    Tedi Smith          10%              $39,253         $3,925


Legal               Bob Musgraves       10%             $354,568        $35,457

                    Joan Prusse         10%             $161,302        $16,130

                    Secretary/Asst      10%              $37,710         $3,771
                    .

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Environmental       Susan Stewart       20%             $110,862        $22,172


Benefits             HR Employee        50%              $44,268        $22,134
administration


                                                           Total:      $335,416

                                                           Quarterly:   $83,854
Note:

(1) Estimated compensation for purposes of establishing quarterly charges. Includes base salary, bonus at assumed "C"/20% ROE level company performance (23.5% for Mr. Martin), and "exceeds expectations" individual performance, if applicable, and a 20% rate for fringes and other costs. Tremont will reimburse for the percentage shown of each identified individual's (or successor's) actual compensation plus 20% through an adjusting payment within three months of the close of each fiscal year.



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